EXHIBIT 99.2

WOODHEAD INDUSTRIES

MODERATOR: PHILIPPE LEMAITRE
APRIL 23, 2003
10:00 A.M. CT

Operator: Good morning everyone and welcome to the Woodhead Industries 2003 fiscal second quarter conference call.

         Before we begin, let me remind the audience that comments made during the conference call being held today, April 23rd, 2003, contain statements that are forward-looking. These statements are based on current expectations and are subject to risks and uncertainties.

         In particular, such risks include future actions, prospective products, future performance or results of current or anticipated products, sales efforts, expenses, the outcome of contingencies such as legal proceedings, general economic and business conditions, competition, and other issues discussed in the company's form 10-K and other SEC filings. As a reminder, this conference is being recorded.

         Let me now introduce our host for today's conference call, Mr. Philippe Lemaitre, President and Chief Executive Officer of Woodhead Industries. Please go ahead, sir.

Philippe Lemaitre: Thank you, Tracie. And good morning, everyone. With me is Bob
         Fisher, our Vice President and Chief Financial Officer, Joseph Nogal, our Vice President and Treasurer/Controller is also with us, and will be available to respond to your questions with us at the end of the call.

         I will begin today's call with a summary of the financial results for our 2003 fiscal second quarter. An update of the current economic and manufacturing environment based on recent economic indicators, strategic initiatives, and recent product developments. Bob Fisher will take you


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         through the numbers in greater detail, and review our results by business segments. Finally I will return and provide our forecast for Q3. We will conclude as usual by taking your questions.

         We are pleased with our 2003 fiscal second quarter financial results, especially considering the worldwide geopolitical and economic situation during the quarter. The results are better than the forecast we gave last quarter, and we present the third consecutive quarter of year over year improvements.

         Revenue was $45.8 million, up 8% from last year and last quarter. Income from operations was $2.6 million, and net income was $1.5 million or 13 cents per share for the quarter, up significantly from last year's one cent per share.

         The manufacturing sector continues to be a difficult environment to operate in. This was highlighted by various economic indicators, such as the institute for supply management index, which fell to 46.2 in March. This is down from 50.5 in February, and 53.9 in January. Remember any reading below 50 indicates contraction in the sector.

         The decline over the last two months, and the less than 50 registered in March confirms our belief that a long-term robust recovery has not begun. As such, we remain cautious and conservative as customer activity remains uneven, and we still do not have good future visibility in the marketplace.

         As the worldwide economy remains sluggish, we continue to focus on running the most profitable business possible, and developing growth paths despite the environment. This quarter we continued to take steps to maximize our profitability, and our reported results indicate success.

         I would now like to update you on some recent developments. First as announced on April 9th, we reached a decision on the future of our Aero-Motive Company, AMCO, a wholly owned electrical


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         subsidiary located in Kalamazoo, Michigan. We have concluded that in addition to selling several of AMCO's small product lines that don't align strategically with our long-term goals, we will integrate the remaining manufacturing operations principally into our facilities in Juarez, Mexico. We believe that these actions will strengthen our core electrical business unit by enabling us to obtain cost synergies.

         The sale integration process will take several quarters, and it is estimated that the Kalamazoo facility will remain open until early in calendar 2004. Since the timing of the sale of product lines is not certain, the net P&L impact in any period is not known at this time. However, it is expected that over the span of the next 12 months, the impact will be neutral and thereafter the impact will be accretive to earnings.

         This move demonstrates our commitment to strengthen our Electrical business segment and to maximize long-term profitability. These actions will position us to better capitalize on the economic recovery once it takes place through better plant utilization, lower costs, and a more efficient sales model.

While cost control and rationalization are important, we're still very focused on developing new products that will allow us to prosper in the future. For example, early in the second quarter we announced a license agreement with Nimble Microsystems, Inc. to develop mobile industrial gateway devices. While it is still early, we have recently completed working prototypes, and we see this as a unique opportunity to target numerous markets, including

         o        the harsh commercial communications and information devices,

         o        industrial human machine interface tablets,

         o        and light industrial data collection and diagnostic devices.


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         We are test marketing this product first in the Asian market, and if successful, as we believe it will be, we will make it a global product for sales through our existing channels and develop further applications for the technology.

         We also announced last month the appointment of Hans Huber as Executive Vice President of Europe. Hans was Group President International for Magna Mirror System, and before that he held executive positions with Donnelly Hohe, MCI and TRW. During his career, Hans has had great experience in being responsible for multiple business operations across Europe. The addition of Hans rounds out the overall strengthening of our management team. While we are beginning to see results from the sales, marketing, and engineering changes we have made over the last 18 months, we are very excited about the opportunities for change and improvement in Europe going forward.

         I will now turn the call to Bob, who will review our financial performance in greater detail - Bob.

Robert Fisher: Thank you, Philippe. Although it continues to be a difficult environment to operate in, we are pleased with our year-over-year improvement exhibited by the second quarter results. Second quarter consolidated revenues were $45.8 million with 39% coming from international markets. Revenue was up 8% from last year, which included $1.3 million in sales from AKAPP, the Netherlands subsidiary, which was sold in the first quarter of fiscal 2003. The second quarter also benefited by $2.6 million from the strengthening in foreign exchange rates year-over-year, primarily the Euro and British pound. Revenue improvement varied by geography. We saw the best performance and growth across Europe where revenue was up 19%, including the effect of exchange rates, and with AKAPP in 2002. The North American performance was not as strong, but revenues still grew 2% year-over-year, even while the telecommunications market declined.

         Income from operations for the quarter was $2.6 million, and net income was $1.5 million, or 13 cents per share. This compares favorably to income from operations of $1.3 million, and net


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         income of $200,000, or one cent per share, which included seven cents per share for restructuring charges in the second quarter of 2002.

         The gross margin rate increased slightly from 36.6% last year to 36.9% this year. We expect that the rate will continue to improve somewhat next quarter with higher volume and continued productivity improvements.

         Operating expenses remained flat at $14.3 million compared to last year. In the second quarter of 2002, operating expenses included the $1 million restructuring charge, and $400,000 for AKAPP. Costs this year were negatively impacted by foreign exchange rate changes, this increased costs by $700,000. The remaining year-over-year variance is associated with the additional costs that we've put in place to upgrade the talent of our management team in sales, marketing, and engineering.

         In the Connectivity Segment, second quarter sales were $32.0 million, up 17% from last year, including the benefit of exchange rate changes. For the quarter, Connectivity increased to 70% of our total sales. Income from operations in this segment improved substantially to $1.1 million from $200,000 in 2002, due to the absence of the restructuring charge taken in 2002 and increased volume primarily in Europe and Canada. This improvement demonstrates the leverage we have with volume, both as it increases and decreases.

         In the Electrical Segment, second quarter sales were at $13.8 million and income from operations was $1.6 million. This compared to $15.2 million and $1.4 million respectively in Q2 2002.

         The entire reduction in revenue was due to the sale of AKAPP and the improvement in income from operations was due to the migration of product from Northbrook, Illinois to Juarez, Mexico, and the absence of any restructuring charge that took place in 2002.


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         In addition to the effect that changes in foreign currency rates had on revenue and operating expenses discussed earlier, it also impacted the "other income and expense line". In the second quarter, we realized a $400,000 or two cents per share gain on a U.S. dollar loan that our Canadian subsidiary used to acquire SST in early fiscal 1998.

         Our tax rate for the quarter was a more normal 39%, up from the unusually low rate of 21% last quarter.

         Backlog at the end of the quarter was $17.0 million, up substantially from $12.9 million at the end of the first quarter, and $14.9 million from a year ago. While we remain cautious for the reasons explained by Philippe, this is certainly a positive sign as this is the largest backlog we've had in two years.

         Cash flow from operations was $2.9 million for the quarter as we continue to make improvements in our working capital accounts and cash on hand at the end of the quarter was $23 million.

         On the cash management side, we continue to improve our inventory turns. As sales increased 8%, inventory levels came down an additional $800,000, and inventory turns were at the highest level ever at Woodhead. While the improvement is good, we still have work to do to reach our goal, and we will reduce inventories further by the end of this fiscal year. To maintain a strong working capital position, we were able to sustain our payables and days sales outstanding positions during the quarter, and we believe we can make improvements in these two areas in the future.

         Depreciation and amortization was $2.7 million, and capital expenditures were $1.3 million in the second quarter of this year. This compares to $2.6 million and $1.4 million respectively last year. For the full year we now expect to spend only between $5 to $6 million on capital expenditures, down from $7.2 million last year as we conserve cash.


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         As we announced earlier, and Philippe mentioned, we are strengthening our electrical business unit by selling several of AMCOs small product lines that don't align strategically with our long-term goals, and will integrate the remaining manufacturing operations principally into our facilities in Juarez, Mexico. The new accounting rules require us to book the costs associated with these actions over the period from the date of the announcement to the end of the project and account for them as operating expenses. While we can forecast the expenses we will incur, the amount and timing of any gains we realize from the sale of product lines is uncertain. Therefore we can't forecast the net impact by quarter. However, going forward we will update the investment community quarterly through our conference calls and our 10-Q filings with the most current information. For now I will say that over the next 12 months we expect the costs incurred and gains from the sale of the product lines to net and be neutral in aggregate to the P&L. Thereafter, the actions will be accretive to earnings. In the third quarter, we anticipate that the operating costs associated with the actions will be $1.3 million, and will be mostly for employee and migration costs.

         More information will be available when we announce our Q3 2003 results in July, and line item detail will be included in that period's 10-Q filing.

         I'll now turn the call back to Philippe.

Philippe Lemaitre: Thank you, Bob. As has been the case for the last year, we believe that it remains prudent to limit our forecast to the upcoming quarter. We expect next quarter's, our fiscal third quarter, revenue to improve modestly compared to the second quarter, and net of the incremental costs associated with the AMCO actions just discussed by Bob. The third quarter earnings per share should be in the range of $0.04 to $0.06. Again, there is the potential for better results if the sale of any of the product lines is completed in the quarter, and the AMCO action will become accretive to earnings beginning in the middle of fiscal 2004.


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         Tracie, we are now ready to take questions.

Operator: Thank you. The question and answer session will be conducted electronically today. If you would like to ask a question, please press the star key followed by the digit one on your telephone. Once again, just press star one if you do have a question.

         We'll go first to Alexander Paris with Barrington Associates.

Alexander Paris:  Good morning.

Philippe Lemaitre:  Good morning, Alex.

Alexander Paris:  Nice quarter.

Philippe Lemaitre:  Thank you.

Alexander Paris: I was just a little confused on your guidance, the 4 to 6 cents is that after the $1.3 million?

Philippe Lemaitre:  Yes.

Alexander Paris:  What is that on a per share basis at 1.3 million?

Philippe Lemaitre:  Bob.

Robert Fisher:  Six or seven cents.

Philippe Lemaitre:  On top?
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Robert Fisher:  Right.

Philippe Lemaitre:  Yes, so that's 13 to 14 cents.

Robert Fisher:  Right.

Alexander Paris: OK, so now you're going into the third quarter, you're looking for sales to be a little bit higher, and your operating expenses of $14.3 million, does that reflect all of the cost cutting you've done? Or would you expect that to be lower or at least equal in the third quarter?

Robert Fisher:  At least equal.

Alexander Paris:  About the same?

Robert Fisher:  Yes, about the same.

Alexander Paris:  The backlog you're going in with is a record, right?

Robert Fisher:  Correct.

Philippe Lemaitre:  I think we had a higher backlog in year 2000, but ...

Robert Fisher:  For the last two years ...

Philippe Lemaitre:  Yes.

Alexander Paris:  OK.


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Philippe Lemaitre:  Because it's certainly a record.

Alexander Paris:  But it's up sequentially though, isn't it?

Philippe Lemaitre:  Yes.

Alexander Paris: OK, so if the expenses stay the same and backlog is up sequentially, your 13 to 14 cents would be about unchanged from the second quarter.

Philippe Lemaitre:  Right.

Alexander Paris:  Is that what you're saying?

Philippe Lemaitre:  Yes.

Alexander Paris: Oh, so you don't expect to see anymore margin improvement from your cost cutting?

Bob Fisher: We should see some manufacturing improvement with the volume up slightly, and still some more productivity. But we won't see any significant changes in the fixed cost.

Joe Nogal: We also don't anticipate realizing a foreign exchange gain going into the third quarter.

Alexander Paris: OK. So your $579,000 other income was mostly foreign exchange?

Joe Nogal:  Almost completely.

Alexander Paris: OK, so you don't expect that. Do you expect some gain in the ...


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Joe Nogal:  Hard to anticipate.

Bob Fisher:  We don't forecast gains or losses.

Alexander Paris: OK. But certainly it's going to be something less than that, just looking at year-over-year comparisons of the currencies?

Joe Nogal:  Right.

Alexander Paris: OK. And your interest expense, your debt is - was about the same, but your cash was up from six months ago. What kind of return are you earning on your cash?

Joe Nogal:  Just above 1%.

Alexander Paris: OK. So I would imagine then your interest expense should be down a little bit in the third quarter, right?

Joe Nogal:  Just a little bit marginally, that's all.

Alexander Paris: OK. All right, so putting off again, it seems like you're being a little bit conservative on your third quarter guidance. Is that right?

Philippe Lemaitre:  The sign of the time, Alex.

Alexander Paris: Right. Well - but you were talking there's not going to be any new wars, would that make you feel better?


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Philippe Lemaitre:  Yes.

Alexander Paris: OK. All right, thanks very much. But you are seeing quotation activity, but you can't see anything that can identify on upturn from your customers.

Philippe Lemaitre:  Yes ...

Alexander Paris:  ... that right?

Philippe Lemaitre: ... it's uneven, it's very difficult to say this industry is really moving or not. The way I look at it some people are deciding that they have had enough, and they are going to spend some money again, and some others are deciding no, it's not quite the time. I don't see a clear logic in there.

Alexander Paris: So I hear few customers saying, well I guess the Iraq war wasn't so bad after all, I guess I was a little bit too apprehensive. You don't hear comments like that from your clients?

Philippe Lemaitre: No. Our clients are like us, they in general have done a little bit better than what they expected, but it's so cloudy still that they just are not ready to jump and spend money.

Alexander Paris: OK. Just one more question, your backlog, is that more of the increase in the Connectivity side as opposed to the Electrical?

Philippe Lemaitre:  Yes, absolutely.

Alexander Paris:  OK.  All right, thanks very much.

Philippe Lemaitre:  Thank you, Alex.

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Operator: And as a reminder if you do have a question, just press star one now.
         We'll hear next from John Franzreb with Sidoti and Company.

John Franzreb:  Good morning, gentlemen.

Philippe Lemaitre:  Hi, John.

John Franzreb: My first question centers around what's going on in the volume in Europe. How much of the increase is volume, and how much is the increase currency related?

Joe Nogal:  The entire 2.6 - 2.2 million of the 2.6 comes out of Europe.

John Franzreb:  That entire 2.6 million does?

Joe Nogal:  2.2 of the 2.6 comes from Europe.

John Franzreb: 2.2 out of 2.6. OK, and remind me what the total European revenue was.

Bob Fisher:  It's 39% of the total.

John Franzreb: 39% of the total. OK, and following onto that, the promotion of - or the addition of Mr. Huber, what was the basis of that? Is that an opportunistic addition that you think that you have better opportunities in Europe and you're not capitalizing on that? Or is that suggestive that there's a need to fix something and bringing him in might help right the ship a little bit?

Philippe Lemaitre: This is back to our strategic redirection of about two years ago where we decided that we were a little bit too fragmented in terms of business units in different countries a little too


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         much independent. We wanted to centralize certain functions and capitalize on the synergies between different businesses. So I think we have made good progress in Asia and we have made good progress in U.S., we have made some progress in Europe, but we have been looking for an executive to kind of lead the charge over there for about a year to a year and a half now. And we finally concluded with Hans, and I think that will help this effort, and the synergies should have an impact - a significant impact on our sales there.

John Franzreb:  So he's a strong leader that can unify the sales effort?

Philippe Lemaitre:  That's what I am expecting from him.

John Franzreb:  I'm sure.

Philippe Lemaitre:  I hope he's listening.

John Franzreb: Have you identified any potential owners for any of the Aero-Motive lines that you want to divest?

Bob Fisher: Yes, we have. We're in contact with a number of people for all the different lines. We've had inquiries and people come and visit us.

John Franzreb: You've had inquiries. So why the uncertainty in the timeline?
         Why can't this be done rather quickly then?

Bob Fisher:  Well ...

Philippe Lemaitre: We're not saying it cannot be done rather quickly, but until we have firm offers, enough to talk about at the financial call.

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John Franzreb: OK. Shifting gears a bit, can you discuss any differences that's going on in your product sales mix between say industrial related products and telecommunications related products?

Philippe Lemaitre: Well telecommunication is still very much down. We sell to most of telecommunication and the storage industry, people like EMC. And we have been at the low level for now two years basically with a couple of spikes here and there because there is a need that we don't see any sort of up trend.

         Connectivity - on the contrary most of the third quarter in a row compared to last year improvements are in Connectivity. So it's a better environment. It's also we changed our sales and industry structure about a year - a year and a half ago, and I think that also helps us capitalize on some success.

John Franzreb: OK. And when - two quick questions. Why haven't you reduced the debt given the - your cash buildup? And secondly, why was the backlog out - up?

Joe Nogal:  The debt has a prepayment penalty on it that's way too severe.

John Franzreb:  What's the penalty?

Joe Nogal:  About $2-$2.5 million.

John Franzreb:  OK.

Philippe Lemaitre:  Our interest rate for the debt is 6.75.

John Franzreb:  Six percent?



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Philippe Lemaitre:  6.75.

John Franzreb:  6.75.

Philippe Lemaitre:  Yes, so it's manageable.

John Franzreb: Well if you - OK. And the backlog, what's driving the backlog up?

Philippe Lemaitre: Well, in Connectivity we have signed some interesting longer term contracts recently that have had a pretty good impact on the backlog. I think Europe's strengthening for us as well has increased the backlog. Italy, for example, was a tough market last year, and it's coming back pretty nicely. So these are a couple of reasons for it.

John Franzreb:  OK, good job in a tough environment, guys.

Philippe Lemaitre:  Thank you.

Operator:  And we now have a follow up question from Alexander Paris.

Alexander Paris: Just a quick one. When you're computing your backlog, do you actually have to have a purchase order and definite shipment date before you put it into the backlog?

Philippe Lemaitre:  Absolutely.

Alexander Paris: OK, good. There has been a trend, a number of people have said that a lot of customers are giving the orders, but they're being a little bit more uncertain about delivery dates causing



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         people to not put as much into backlog as they might have because they don't have a specific shipment date. Have you had some of that experience?

Philippe Lemaitre:  No, not really.

Alexander Paris:  OK.

Philippe Lemaitre: Our backlog is always absolutely firm for PO and shipment dates. Sometime we have had cancellation ...

Alexander Paris:  Right.

Philippe Lemaitre: ... but not too often. So we have always tried to be conservative there. But to your point, I don't think we have seen people being saying well here it is, but maybe in two months rather than one month.

Alexander Paris: Well just what I'm saying more specifically, maybe some of your customers in the past who would give you a purchase order and give you a defined shipment date at the same time, they're not doing that now. And you're saying you're not seeing that problem.

Philippe Lemaitre:  No, not really.

Bob Fisher: There hasn't been any change in the way our customers are doing business.

Alexander Paris:  OK, good.  Thank you.

Operator: And, Mr. Lemaitre, there are no further questions at this time.


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Philippe Lemaitre: Well let me thank everybody on the call, and we will talk to you in about three months. Thank you very much.

Operator: Thank you and that does conclude today's conference. Thank you everyone for joining.



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